EXHIBIT 99.2



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                              WACHOVIA CORPORATION

                        1997 Declaration of Amendment to
                          Central Fidelity Banks, Inc.
                            1995 Stock Incentive Plan


         THIS DECLARATION OF AMENDMENT, made this 24th day of October, 1997, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Central Fidelity Banks, Inc. 1995 Stock Incentive Plan (the "Plan").

                                R E C I T A L S:

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 23, 1997 by and between the Corporation and Central Fidelity Banks, Inc. ("Central Fidelity"), Central Fidelity will merge with and into the Corporation, with the Corporation as the surviving corporation; and

         WHEREAS, pursuant to Section 3.06 of the Merger Agreement, as of the effective time of the merger (the "Merger"), each outstanding option to purchase shares of Central Fidelity common stock under the Plan, whether vested or unvested, will be converted into an option to acquire shares of the common stock of the Corporation (the "Common Stock"); and

         WHEREAS, pursuant to Section 6.13 of the Merger Agreement, the Corporation shall honor the Plan in accordance with its terms; and

         WHEREAS, pursuant to Article XIV of the Plan, all obligations of Central Fidelity under the Plan with respect to awards granted under the Plan shall be binding on any successor to the Corporation; and

         WHEREAS, pursuant to Section 12.1 of the Plan, the Board may terminate, amend or modify the Plan, subject to the terms of the Plan; and

         WHEREAS, in connection with its assumption of awards under the Plan, and subject to the consummation of the Merger, the Corporation has determined that it would be in the best interest of the Corporation to make certain amendments to the Plan in order to facilitate administration of the Plan and to conform certain provisions in the Plan with other stock incentive plans maintained by the Corporation.

         NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:


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         1. All references in the Plan to the "Company," including but in no way limited to the definition of the term contained in Section 2.1(j), shall hereafter be deemed to be references to Wachovia Corporation.

         2. All references to the terms "Stock" and "Shares," including but not limited to the definition of such terms contained in Section 2.1(bb), shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

         3. All references to the term "Committee," including but not limited to the definition of the term contained in Section 2.1(i), shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.

         4. Section 6.7 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "6.7     Nontransferability of Options

                  No Options granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. During the lifetime of Participant to whom an Option is granted, the Option may be exercised only by the Participant."

         5. Section 7.7 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "7.7     Nontransferability of SARs.

                  No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARS granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative."

         6. Section 15.4 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

                  "15.4 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed, and administered in accordance with and governed by the laws of the State of North Carolina. It is the intention of the Company that ISOs granted under the Plan qualify as such under Section 422 of the Code."




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         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                            WACHOVIA CORPORATION

                                            /s/ Leslie M. Baker, Jr.
                                       By:  ---------------------------
                                            Chief Executive Officer


ATTEST:


/s/ Alice Washington Grogan
---------------------------
Secretary

[Corporate Seal]


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